UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2023

NEXIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40045	45-2518457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9119 Gaither Road Gaithersburg, Maryland	20877
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (301) 825-9810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NEXI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 31, 2023, NexImmune, Inc. (the “Company”) announced that, in order to reduce its cash expenditures while continuing to pursue its existing strategic plan, its Board of Directors approved and its management is implementing an approximately 53% reduction in workforce, designed to reduce costs and extend the Company’s cash. The realignment would reduce the Company’s workforce from 47 to 22 full-time employees as of September 5, 2023. The Company estimates that it will incur approximately $2.3 million of costs in connection with the reduction in workforce related to severance pay and other related termination benefits. The Company may incur one-time cash costs associated with the termination of certain contracts under the workforce reduction, and is in the process of assessing the estimated impact. The Company communicated the workforce reduction on August 31, 2023 and expects the majority of the costs associated with the reduction to be incurred during the third quarter ending September 30, 2023. The Company may incur other charges, including contract termination costs, and will record these expenses in the appropriate period as they are determined. These estimates are subject to a number of assumptions, and actual results may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the reduction in workforce.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the reduction in workforce, the Company and John Trainer, the Company’s Chief Financial Officer and the Company’s Principal Financial and Accounting Officer, agreed on August 30, 2023 that Mr. Trainer’s employment with the Company will terminate effective as of September 2, 2023 (the “Transition Date”). Effective as of the Transition Date, Mr. Trainer will transition to providing consulting and advisory services to the Company pursuant to a Consulting Agreement dated as of August 31, 2023, by and between Mr. Trainer and the Company (the “Consulting Agreement”), which agreement may be terminated by either party upon 15 days’ written notice. The foregoing description of the Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2023.

(c) On August 30 2023, Timothy Stover, the Company’s Vice President, Corporate Controller, was appointed the Principal Financial and Accounting Officer of the Company effective as of September 2, 2023. Mr. Trainer previously served as the Principal Financial and Accounting Officer of the Company.

Mr. Stover joined the Company as Vice President, Corporate Controller, in June 2021. From 2018 to 2021, Mr. Stover served as Executive Director, Corporate Controller, at Autolus Therapeutics Plc., a publicly traded, clinical-stage pharmaceutical company. From 2017 to 2018, Mr. Stover served as Director, Financial Reporting for Sucampo Pharmaceuticals, Inc., and from 2014 to 2017, as Associate Director of External Reporting & Technical Accounting at Iridium Communications Inc. Prior to that, Mr. Stover worked as a Senior Manager at Ernst & Young LLP. Mr. Stover received B.A. in Economics from Wittenberg University and an MPA from American University, and is a Certified Public Accountant in the State of Virginia.

There are no family relationships between Mr. Stover and any director, executive officer, or any person nominated or chosen by us to become a director or executive officer. Mr. Stover is not a party to any current or proposed transaction with us for which disclosure is required under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXIMMUNE, INC.

By:	/s/ Kristi Jones
Kristi Jones
Chief Executive Officer

Date: August 31, 2023